For Immediate Release
For Further Information, Contact:
Investor Relations, (800) 371-2819

GABLES' CHIEF OPERATING OFFICER TO RESIGN

BOCA RATON, FLORIDA - December 17, 2004 - Gables Residential (NYSE: GBP) (the "Company"), the 2004 NAHB Property Management Company of the Year, today announced that after 20 years of service, Mike Hefley, Chief Operating Officer, has decided to step away from the business in order to spend more time with his family.  Mr. Hefley informed the Company that he intends to resign from Gables in 2005 and assist with an orderly transition for his successor.  The Company will begin a COO search process immediately and has retained the services of Dru Haskins of Equinox Partners.

Mr. Hefley stated, "I believe Gables has achieved the level of operating excellence that will allow it to continue to out perform in our markets, and I am proud to have had the chance to play a role in building this great operating team."

"Mike, in addition to being a great friend, has been instrumental in building the team and the systems that have allowed Gables to attain the position of excellence we enjoy today.  We wish him well as he transitions into a new phase in his life," stated Chris Wheeler, CEO.

With a mission of Taking Care of the Way People Live®, Gables Residential has received national recognition for excellence in the management, development, acquisition and construction of luxury multi-family communities in high job growth markets. The Company's strategic objective is to produce total returns through monthly dividends and share price changes that exceed the NAREIT apartment sector index.

The Company has a research-driven strategy focused on markets characterized by high job growth and resiliency to national economic downturns. Within these markets, the Company targets Established Premium Neighborhoods™ ("EPN's"), generally defined as areas with high per square foot prices for single-family homes. By investing in resilient, demand-driven markets and EPN locations with barriers to entry, the Company expects to achieve its strategic objective.

The Company is one of the largest apartment operators in the nation and currently manages 43,715 apartment homes in 169 communities, including the 85 communities it owns with 21,961 stabilized apartment homes primarily in Atlanta, Houston, South Florida, Austin, Dallas, Washington, DC, and San Diego/Inland Empire and has an additional 7 communities with 1,835 apartment homes under development or lease-up. For further information, please contact Gables Investor Relations at (800) 371-2819 or access Gables Residential's website at www.gables.com.